UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 2, 2013

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On August 5, 2013, Timothy L. Krist, Chief Financial Officer and Treasurer of Charles & Colvard, Ltd. (the “Company”), resigned from his position with the Company, effective as of August 5, 2013.

In connection with his resignation, Mr. Krist entered into a Separation of Employment Agreement (the “Separation Agreement”), dated August 7, 2013. The terms of the Separation Agreement provide that Mr. Krist has the right to revoke the Separation Agreement until August 14, 2014.

Under the Separation Agreement, Mr. Krist is entitled to receive severance in an amount equal to one year of his current base annual salary (less applicable taxes and withholdings), payable in bi-weekly installment payments in accordance with the Company’s regular payroll schedule in exchange for a standard release of employment claims. The Company will also pay COBRA premiums for coverage of Mr. Krist and his eligible dependents for one year if Mr. Krist timely and properly elects continuation coverage. The Separation Agreement also contains such confidentiality provisions and other terms and conditions as are usual and customary for agreements of this type. All of Mr. Krist’s obligations under his Employment Agreement with the Company, dated June 23, 2009, regarding confidentiality, non-competition, proprietary information, and related matters will continue.

Appointment of Chief Financial Officer

On August 2, 2013, the Board appointed Kyle Macemore to the position of Senior Vice President, Chief Financial Officer, and Treasurer of the Company, effective as of August 5, 2013.

Mr. Macemore, age 41, mostly recently served as Chief Financial Officer and Vice President Global Signaling Solutions of Tekelec, a telecommunications company, from January 2012 to August 2013. At Tekelec, Mr. Macemore previously served as Vice President Finance and Investor Relations from May 2010 to January 2012, Director Financial Planning and Analysis from June 2007 to May 2010, Controller Signaling and Communications Software from April 2006 to June 2007, and Controller Communications Software from November 2005 to April 2006. Prior to his employment with Tekelec, Mr. Macemore held various financial positions at IBM Corporation, including Chief Financial Officer of its Americas Storage Division. Mr. Macemore holds a Bachelor of Science degree in Business Administration and a Master of Accounting from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the Duke University Fuqua School of Business.

In connection with Mr. Macemore’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Macemore effective as of August 5, 2013 (the “Employment Agreement”). The Employment Agreement has a term of one year and renews automatically on an annual basis. Under the terms of the Employment Agreement, Mr. Macemore will receive an initial annual base salary of $250,000. Mr. Macemore also will be eligible for a bonus opportunity in 2013 under the Company’s Corporate Incentive Plan of up to 75% of his base salary and entitled to receive such benefits as are made available to the Company’s other similarly-situated executive employees, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits.

In addition, Mr. Macemore was granted, on the effective date of the Employment Agreement, a stock option to purchase 80,000 shares of the Company’s common stock and an award of 80,000 shares of restricted stock. Each award will vest over a three-year period, with 25% of the option award vesting on the grant date, 25% of the restricted stock award vesting on January 1, 2014, and 25% of each award vesting on each of the following three anniversary dates of the grant date.

If Mr. Macemore’s employment is terminated by the Company by notice of non-renewal or without cause (as defined in the Employment Agreement), Mr. Macemore will continue to receive his base salary at the time of termination for a period of one year from such termination (the “Termination Compensation”), so long as he complies with certain covenants in the Employment Agreement. If the Company experiences a change of control (as defined in the Employment Agreement), Mr. Macemore may voluntarily terminate his employment for good reason (as defined in the Employment Agreement) within six months after such change of control and be entitled to the Termination Compensation. During his employment with the Company and for a period of one year following termination of his employment, Mr. Macemore is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees.

A copy of the press release announcing Mr. Macemore’s appointment as Senior Vice President, Chief Financial Officer, and Treasurer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On August 6, 2013, the Board authorized the extension of the Company’s share repurchase program for an additional 12 months. The program, which was originally authorized on November 13, 2009, authorizes the Company to repurchase up to 1,000,000 shares of the Company’s common stock until August 12, 2014 in open market or in privately negotiated transactions. The Company expects to use available cash to finance these purchases and will determine the timing and amount of stock repurchases based on the Company’s evaluation of market conditions, the market price of the Company’s common stock, and management’s assessment of the Company’s liquidity and cash flow needs. The Company has no obligations to repurchase shares under the program and the program may be suspended or terminated at any time. As of August 6, 2013, 809,213 shares of the Company’s common stock remain available for repurchase under the program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated August 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

August 7, 2013	By:	/s/ Randy N. McCullough
Randy N. McCullough
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Document
99.1	Press Release dated August 5, 2013